UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	September 9, 2004

Broadcom Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-23993	33-0480482
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

16215 Alton Parkway, Irvine, CA		92618
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code	(949) 450-8700

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On September 9, 2004 the Compensation Committee of the Board of Directors of Broadcom Corporation granted Alan E. Ross, the company's President and Chief Executive Officer, 100,000 restricted stock units that entitle Mr. Ross to receive one share of Class A common stock per restricted stock unit.

The restricted stock units will vest, and the shares underlying the restricted stock units will concurrently be issued, as follows: (i) the units will vest as to 5,556 shares upon Mr. Ross' completion of service with Broadcom through November 15, 2004; (ii) the units will vest as to an additional 83,330 of such shares upon his completion of each three month period of service over the thirty month period measured from November 15, 2004 through May 15, 2007; and (iii) the units will vest as to the remaining 11,114 shares upon his completion of service through August 15, 2007. The shares of Class A common stock subject to the restricted stock units will vest in full and become immediately issuable on an accelerated basis should any of the following events occur: (i) the cessation of Mr. Ross' service with Broadcom by reason of his death or disability; (ii) the assumption of duties on a full-time basis by his successor as CEO of the company, so long as Mr. Ross continues in service with the company until such time; and (iii) the closing of a change in control or ownership of Broadcom, so long as Mr. Ross continues in service with the company until such time. When the shares underlying the restricted stock units are issued, they will be fully vested and will not be subject to any restrictions, other than under any applicable securities laws.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Broadcom Corporation (Registrant)

September 15, 2004	By:	William J. Ruehle

Name: William J. Ruehle
Title: Vice President and Chief Financial Officer